Trecora Resources Receives Proceeds
For Partial AMAK Share Sale

SUGAR LAND, Texas, July 30, 2020 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today provided an update on its previously announced Al Masane Al Kobra Mining Co. (“AMAK”) share sale.

On July 28, 2020, Trecora received proceeds of approximately $2.5 million in connection with the sale of a 1 million share portion of Trecora’s overall ownership in AMAK.

Following this transaction, Trecora’s ownership percentage in AMAK has been reduced from 28.3% to 27.0%.

About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. In addition, the Company is the original developer and a 27.0% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.
Investor Relations Contact:
Jason Finkelstein
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com

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